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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors:

We consent to the use of our reports dated July 29, 2002, with respect to the consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows of FTD, Inc. and subsidiaries for the year ended June 30, 2002, and the related financial statement schedule for fiscal year 2002, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
February 7, 2005

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Consent of Independent Registered Public Accounting Firm